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                                                                Exhibit 99.1


                                                        [ANDERSEN LOGO]



                                                        Arthur Andersen LLP

                                                        225 Franklin Street
                                                        Boston, MA 02110-2812

                                                        Tel 617 330 4000
                                                        Fax 617 439 9731

                                                        www.andersen.com



To the Shareholders and Board of Directors of First Financial Corp.:

We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


                                                /s/ Arthur Andersen LLP

Boston, Massachusetts
April 10, 2002